EXHIBIT 99.1

NEWS RELEASE

Contact:

Patricia Menchaca

Director of Investor Relations

408-321-3843

pmenchaca@intellisync.com

INTELLISYNC CORPORATION ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

SAN JOSE, CA (02/26/04) – Intellisync Corporation (Nasdaq: SYNC), formerly known as Pumatech, today announced that it has priced its offering of $50 million aggregate principal amount of convertible senior notes due March 2009, through an offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. These notes will be convertible into shares of Intellisync common stock at a conversion rate of 250.0000 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of $4.00 per share and represents a 22.7% premium to the closing price of $3.26 per share of Intellisync common stock on February 26, 2004. The notes will bear interest at an annual rate of 3%, payable semi-annually in arrears. The notes mature on March 1, 2009, and may not be redeemed by Intellisync prior to maturity. Holders of the notes may require Intellisync to redeem the notes upon the occurrence of certain events. Intellisync Corporation has granted the initial purchasers of the notes an option to acquire up to an additional $10 million aggregate principal amount of notes.

Intellisync expects to use $20 million of the net proceeds of the offering to complete the previously announced acquisition of Search Software America, a division of SPL World Group. Intellisync intends to use the balance of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, products or technologies or establishing joint ventures and for general corporate purposes and working capital requirements. Pending their ultimate use, Intellisync intends to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The initial sale of the notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, such notes and shares of common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

The forward-looking statements above in this news release are based on current expectations and beliefs, and are subject to numerous risks and uncertainties that could cause actual results to differ materially, as discussed in the “Risk Factors” section of Intellisync Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003 and Intellisync’s quarterly and current reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync Corporation disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.